                                                                  EXHIBIT 10.22
                        CONFIDENTIAL TREATMENT REQUESTED


                            HIGH SPEED DATA SERVICES
                            RIGHT-OF-ENTRY AGREEMENT

         THIS HIGH SPEED DATA SERVICES RIGHT-OF-ENTRY AGREEMENT (this "Agreement") is entered into as of the 14th day of October, 1999 ("Effective Date"), by and between I(3)S, Inc., a Texas corporation, with a place of business at 1440 Corporate Drive, Irving, Texas 75038 ("I(3)S"); and Forest City Residential Management, Inc., an Ohio corporation with a place of business at 1200 Terminal Tower, Cleveland, Ohio 44113-2203 ("Forest City") as Agent for Wisconsin Park Associates Limited Partnership, a Maryland Limited Partnership ("Wisconsin Park"). I(3)S and Forest City are hereinafter sometimes individually referred to as a "party", and collectively as the "parties".

                                    RECITALS


              WHEREAS, Forest City currently owns and manages that certain multiple dwelling unit community (the "Property") commonly known as The Grand and located at 5801 Nicholson Lane, North Bethesda, Maryland 20852.


              WHEREAS, Wisconsin Park is the record owner of the Property;

              WHEREAS, I(3)S provides broadband Internet protocol network services, including, without limitation, high speed data services, as more specifically described in Exhibits D and E attached hereto and incorporated herein by reference (the "Service"), to multiple system franchise cable operators ("MSO's"), private cable operators ("PCO's"), and real estate owners and developers, nationwide; and

              WHEREAS, Forest City and I(3)S desire I(3)S to provide the Service to the Property and its residents pursuant to the terms and conditions of this Agreement.

              NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:


                                    ARTICLE 1
                         REPRESENTATIONS AND WARRANTIES

     1.1 REPRESENTATIONS AND WARRANTIES OF FOREST CITY.

              AUTHORITY. This Agreement has been duly authorized, executed and delivered by Forest City and constitutes a valid and legally binding agreement of Forest City, and neither the execution and delivery of nor the performance of the provisions of this Agreement shall conflict with or result in a breach, violation or default under the Certificate of Incorporation and Code of Regulations of Forest City, if applicable; or any material agreement binding on Forest City that would affect its obligations hereunder.

         SOLVENCY. Forest City is in a solvent condition and no bankruptcy or insolvency proceedings are pending or contemplated by or against it.

         1.2 REPRESENTATIONS AND WARRANTIES OF I(3)S.

             AUTHORITY. This Agreement has been duly authorized, executed and delivered by I(3)S and constitutes a valid and legally binding agreement of I(3)S, and neither the execution and delivery of nor the performance of the provisions of this Agreement shall conflict with or result in (a) a breach, violation or default under the Certificate of Incorporation and Bylaws of I(3)S, if applicable; or any material agreement binding on I(3)S that would affect its obligations hereunder; or (b) the breach or violation of any law, order, rule, ordinance, regulation, judgment or decree of an governmental authority having jurisdiction.

         PERMITS, LICENSES, ETC. I(3)S possesses and will continue to possess for the term of this Agreement and any extensions all material permits, licenses, franchise rights, trademarks, trademark rights, trade names, trade name rights, copyrights and other governmental approvals or authorizations and all requisite licenses or other approvals or authorizations from third parties, which are necessary and required to conduct the business of the Service, to perform its obligations under this Agreement and to install, maintain and operate any equipment or facilities at the Property, and all such property, right, title and interest, shall remain free and clear of any adverse claims, interests and liens. Notwithstanding the foregoing, liens created by financing shall not be considered a violation of this section.

             COMPLIANCE. I(3)S is in compliance and will remain in compliance for the term of this Agreement and any extensions with all applicable federal, state and local laws, rules, orders, ordinances, codes and regulations.

             SOLVENCY. I(3)S is in a solvent condition and no bankruptcy or insolvency proceedings are pending or contemplated by or against it.


         1.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by or on behalf of I(3)S or Forest City shall survive the execution and delivery of this Agreement, and any investigation at any time made by or on behalf of Forest City or I(3)S respectively, shall not diminish its rights to rely thereon.

                                    ARTICLE 2
                                      TERM

         2.1 TERM. This Agreement shall have an initial term of three (3) years from the Effective Date; provided, however, that the initial term may be automatically extended after the third anniversary of the Effective Date for additional one (1) year terms unless one party provides the other party with ninety (90) days prior written notice of the notifying party's intent to terminate this Agreement upon the expiration of the term then in effect.

                                   ARTICLE 3
                         MARKETING EXCLUSIVITY; LICENSE

         3.1 EXCLUSIVITY. Subject to any other entity's right under law to provide internet access services, the right granted to I(3)S hereunder to provide the Service at the Property during the term of this Agreement shall be exclusive. Subject to all applicable laws, rules, regulations, codes, ordinances, orders and the like of any federal, state, or local authority or agency, and provided I(3)S is not in default under this Agreement, Forest City shall exclusively market the Service at the Property and shall not perform any marketing activities for any entities providing similar high speed Internet access services at the Property. Further, Forest City shall not receive any compensation related to high speed Internet access services from a provider of similar high speed Internet access services at the Property.

         3.2 LICENSE. Forest City grants to I(3)S and I(3)S accepts from Forest City a license for the term of this Agreement and any extensions to use that portion of the property set forth in Exhibit A ("Licensed Premises") for the installation, operation, maintenance and removal of the I(3)S Equipment (as hereinafter defined), to access the remainder of the Property in accordance with Forest City's Property rules and regulations to market and sell the Service and to install, operate, maintain and remove subscriber-related facilities; and to use, operate and maintain the Forest City Equipment (as hereinafter defined). The license granted herein and the Licensed Premises shall not be expanded nor utilized for any other purposes or for the provision of any other services without Forest City's prior written consent which shall be at Forest City's sole discretion. I(3)S's access and its use of the Licensed Premises shall not interfere unreasonably with the quiet use and enjoyment of the Property by its residents. This Agreement and the license granted hereby are subject to all liens, claims, encumbrances and other matters now or hereafter affecting title to the Property. I(3)S's access to the Property and the Forest City Equipment shall be arranged and controlled by on-site management.

                                    ARTICLE 4
                            FOREST CITY'S OBLIGATIONS

         4.1 Forest City shall use all commercially reasonable efforts to assist I(3)S in securing access to all occupied and unoccupied units as necessary to provide the Service so long as I(3)S shall not enter an occupied unit without the resident's express approval and I(3)S shall not enter any occupied unit unless a resident or an adult representative of the resident is present;

         4.2 Forest City shall use best efforts to report known maintenance or other problems with respect to the Service directly to I(3)S to the point of contact designated in writing by I(3)S (the "Contact") including the name and address of the subscriber, if any, who made the complaint;

         4.3 Forest City will direct the residents to call the Contact regarding any complaints or technical problems concerning the Service;

         4.4 Forest City will provide a secure air-conditioned space not to exceed four (4) feet by four (4) feet, at no charge, to I(3)S for the storage of I(3)S Equipment (as hereinafter defined) reasonably necessary to provide the Service at the Property.

         4.5 Forest City will allow I(3)S to interconnect with the existing dedicated telecommunications distribution system ("Forest City Equipment") for the delivery of the Service at the Property and to residents subject to Section 6 of this Agreement.

         4.6 Forest City will provide electricity necessary to power the I(3)S Equipment (as hereinafter defined) and the Forest City Equipment.

         4.7 MARKETING. Forest City agrees to supply I(3)S with a move-in, move-out list which includes tenant phone numbers as they appear on record on a monthly basis; to include I(3)S marketing material as approved by Forest City in tenant leasing packages; to assist in the taking and forwarding of order forms as supplied by I(3)S: and to allow I(3)S to display Forest City approved marketing materials on-site at locations approved by Forest City. I(3)S agrees it will use the tenant information list strictly for I(3)S's own marketing purposes of the Service at the Property and will perform phone solicitation between the hours of 9 a.m. and 7 p.m. Further, I(3)S covenants and agrees it will not provide this list or any information appearing thereon to any third party.

         4.8 Forest City agrees that I(3)S will have access to the Property and the I(3)S Equipment and Forest City Equipment for routine installation, maintenance and marketing on weekdays from 9 a.m. to 9 p.m., and on Saturdays from 9 a.m. to 5 p.m. Emergency service and repair calls can be made at any time, 24 hours a day, consistent with Property rules and regulations.

                                   ARTICLE 5
                          INSURANCE; MECHANIC'S LIENS

         5.1 INSURANCE. I(3)S agrees to maintain, at all times during the term of this Agreement, at a minimum, commercial general liability insurance with minimum limits of $1,000,000 per occurrence for bodily injury (or death) and property damage liability with limits of at least $1,000,000 per occurrence [Personal Injury and $1,000,000 General Policy Aggregate (applicable to Commercial General Liability Policies)] and any additional insurance and/or bonds required by law. I(3)S agrees to furnish certificates or other acceptable proof of the foregoing insurance and to name Forest City as an additional insured. I(3)S warrants that it meets or exceeds all insurance requirements stated herein and those that are required by the laws of the state where the Property is located. I(3)S shall provide Worker's Compensation Insurance for its employees and require Worker's Compensation Insurance for the employees of all contractors and subcontractors.

         5.2 MECHANIC'S LIENS. I(3)S shall not permit any mechanic's liens or other liens to he placed upon the Property, the Licensed Premises, or the Forest City Equipment. In the event any lien is so attached, it shall be immediately paid, released or bonded over by I(3)S in a manner acceptable to Forest City. Notwithstanding the foregoing, Forest City shall have the right, but not the obligation, to discharge the same and in such event I(3)S shall immediately reimburse Forest City for the same upon demand.


                                    ARTICLE 6
                    I(3)S EQUIPMENT; INSPECTION AND ACCEPTANCE


         6.1 INSTALLATION. I(3)S shall install, at its sole cost and expense (including all costs associated with establishing and maintaining Internet backbone and local telecommunications connectivity via fully managed data circuits), all equipment and facilities necessary to provide the Service in accordance with the service level standards and speed and performance criteria set forth in attached Exhibits D and E to residents of the Property ("I(3)S Equipment") with the exception of the Forest City Equipment. A complete list of the I(3)S Equipment is set forth in Exhibit B attached hereto and incorporated herein by reference. I(3)S shall use its best efforts to complete Installation and fully activate the Service such that same is available to all units at the Property for subscription within sixty (60) days of the Effective Date, but in no event shall the completion and activation exceed ninety (90) days.


         6.2 MAINTENANCE AND OPERATION. I(3)S shall maintain, upgrade as necessary, repair, replace and operate, the 1(3)S Equipment at its sole cost and expense, throughout the term of this Agreement and any extensions such that I(3)S can deliver the Service in accordance with the service level standards and speed and performance criteria set forth in attached Exhibits D and E. I(3)S shall also maintain and repair the Forest City Equipment at Forest City's sole cost and expense, provided however, should such cost and expense exceed $500.00 I(3)S shall first obtain written approval of Forest City. Should the I(3)S Equipment or should I(3)S's provision of the Service create any unreasonable interference with the equipment or the provision of service by any other telecommunications providers already serving the Property, Forest City shall have the right but not the obligation to terminate this Agreement without penalty or liability; provided that I(3)S will be afforded a fifteen (15) day period following written notice of the interference to eliminate or correct such interference.

         6.3 INSPECTION AND ACCEPTANCE. I(3)S acknowledges and agrees that on or before the Effective Date it had a complete opportunity to inspect the Forest City Equipment to confirm to the complete satisfaction of I(3)S that the Forest City Equipment has the characteristics and meets all specifications and requirements necessary for I(3)S upon the interconnection of the I(3)S Equipment with the Forest City Equipment to deliver the Service in accordance with the service level standards and speed and performance criteria set forth in attached Exhibits D and E. I(3)S's installation of its Equipment and its interconnection of same with the Forest City Equipment will constitute I(3)S's agreement that the Forest City Equipment is acceptable for such purposes. Without limiting the foregoing, I(3)S acknowledges and agrees that Forest City has made no representations or warranties as to the condition of the Licensed Premises, the Property or the Forest City Equipment and that I(3)S is relying on its own inspection in entering into this Agreement. Forest City HEREBY DISCLAIMS, AND I(3)S HEREBY WAIVES ANY AND All EXPRESS OR IMPLIED WARRANTIES OF ANY KIND WHATSOEVER, WHETHER STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED PREMISES,

THE PROPERTY AND THE FOREST CITY EQUIPMENT (INCLUDING WITHOUT LIMITATION THE WARRANTY OF FITNESS FOR A PARTICULAR USE) AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OR TRADE.

         6.4 OWNERSHIP. Forest City owns and will continue to own the Forest City Equipment throughout the term of this Agreement and any extensions. I(3)S owns and will continue to own the I(3)S Equipment throughout the term of this Agreement and any extensions; provided however that, upon the expiration of twenty-four (24) months after the Effective Date, Forest City shall have the option, to be exercised by written notice to I(3)S within one hundred and twenty
(120) days thereafter, to acquire ownership of the I(3)S Equipment for a jump sum equal to the undepreciated capital cost of such Equipment as reflected on the books and records of I(3)S. In connection therewith, I(3)S shall deliver to Forest City a bill of sale assigning and conveying the I(3)S Equipment to Forest City "as is," "where is," and "with all faults" with the exception that at the time of such assignment and conveyance I(3)S will warrant that the I(3)S Equipment is still sufficient to meet the service level standards and speed and performance criteria set forth in attached Exhibits D and E. Notwithstanding anything herein to the contrary, I(3)S shall continue to maintain and operate the I(3)S Equipment and the Forest City Equipment for the term of this Agreement and any extensions. Should Forest City not exercise its option to acquire the I(3)S Equipment, I(3)S shall remove it and restore the Property to its original condition upon the expiration or earlier termination of this Agreement, subject to ordinary wear and tear. Any I(3)S Equipment not so removed within thirty (30) days shall be deemed abandoned in favor of Forest City.


                                    ARTICLE 7
                DESCRIPTION OF THE SERVICE; COMPETITIVE STANDARDS

         7.1 DESCRIPTION OF THE SERVICE. During the term of this Agreement and any extension, I(3)S shall provide the Service to the residents of the Property as more particularly described and set forth in Exhibits D and E attached hereto and incorporated herein by reference. Notwithstanding anything in this Agreement or its Exhibits, including Exhibits D and E, to the contrary, the right granted to I(3)S to provide the Service does not include any right to provide multichannel video programming services or telephony services separate from or as part of the Service. The Service, both recurring and nonrecurring elements, shall be provided at the sole cost and expense of I(3)S. Forest City shall not be responsible in any manner for any costs associated with the provision of the Service or for any fees or charges unpaid by subscribers to the Service. Any subscription or other agreements entered into between I(3)S and any resident shall automatically terminate or expire upon the termination or expiration of this Agreement.

         7.2 COMPETITIVE STANDARDS. During the term of this Agreement and any extensions, I(3)S represents that the quality and quantity of the services, functions and features comprising the Service and the subscription rates, charges and fees for both recurring and nonrecurring elements of the Service are and will remain comparable to and competitive with the services, functions and features and the subscription rates, charges and fees for both recurring and nonrecurring elements generally offered by other providers of high speed Internet access services in the geographic area of the Property which is generally known as the Washington Metropolitan Statistical Area, provided however, that I(3)S shall not have to be competitive with any provider operating without a meaningful net margin in order to gain subscribers.

         7.3 VIRTUAL PRIVATE NETWORK. I(3)S agrees to provide Forest City at no charge unlimited unrestricted broadband connectivity access from the Property to the I(3)S net national network backbone for the term of this Agreement and any extensions for one (1) office site and two (2) employee resident units at the Property.


                                    ARTICLE 8
                          REVENUE ALLOCATION; BRANDING

         8.1 REVENUE ALLOCATION. I(3)S shall directly bill and collect from any resident of the Property who subscribes to the Service. Forest City shall have no responsibility or liability for the failure of any subscriber to pay such fees. For purposes of this Agreement, "Revenue" shall mean gross amounts received from resident subscribers for all recurring and nonrecurring elements of the Service, excluding only installation charges, taxes or any other amounts paid to any city, county, state or federal authority, customer equipment sales or leases, or other charges "passed through" to resident-subscribers on a no-markup basis. By the twenty-fifth day of each month, I(3)S shall pay Forest City a revenue sharing fee calculated as a percentage of the Revenue actually collected by or on behalf of I(3)S for the immediately preceding month in accordance with the following tables:



                 PENETRATION                            REVENUE SHARE

                 0% to 10%                                       *
                 Greater than 10% to 15%                         *
                 Greater than 15% to 20%                         *
                 Greater than 20% to 30%                         *
                 Greater than 30% to 40%                         *
                 Greater than 40% to 50%                         *
                 Greater than 50%                                *


         "Penetration" means the total number of I(3)S subscribers at the Property divided by the total number of units available for lease at the Property.

         Should Forest City exercise its option in Section 6.4 to acquire ownership of all I(3)S on-property equipment including without limitation all Ethernet switches and on-property router, the Revenue Share shall be in accordance to the following table for the remainder of the term of this Agreement and any extensions:


                 PENETRATION                            REVENUE SHARE

                 0% to 10%                                       *
                 Greater than 10% to 15%                         *
                 Greater than 15% to 20%                         *
                 Greater than 20% to 30%                         *
                 Greater than 30% to 40%                         *
                 Greater than 40% to 50%                         *
                 Greater than 50%                                *


         I(3)S and Forest City agree to enter into good faith negotiations to include Net Advertising and E-commerce revenue sharing in the definition of Revenue within eighteen (18) months from the Effective Date.

         8.2 BRANDING. With respect to the Service, and the promotion thereof, I(3)S shall establish the brand names, logos, labels, trademarks, service marks and other such identifying promotional characteristics pertaining to the same throughout the term of this Agreement and any extensions; provided however, that I(3)S will not use any brand names, logos, labels, trademarks, service marks and the like belonging to or associated with Forest City or its affiliates without Forest City's prior written approval which may be withheld in Forest City's sole discretion. All rights not expressly granted hereunder by a party are expressly reserved to such party and its licensors.

         8.3 AUDIT. I(3)S shall keep, maintain and preserve for at least one (1) year following the termination or expiration of this Agreement accurate records relating to I(3)S's payment obligations hereunder. Forest City shall have the right to inspect such records at least once during any calendar year at I(3)S's place of business or such other place agreed upon during normal business hours. I(3)S shall promptly pay Forest City any shortfall disclosed by such audit but such payment date shall not exceed fifteen (15) days. Should any audit disclose a shortfall greater than five percent (5%), I(3)S shall pay the reasonable costs of the audit.


                                    ARTICLE 9
         SPECIFIC SOFTWARE WARRANTIES; SUBSCRIBER END USER AGREEMENT

         9.1. OWNERSHIP; AUTHORITY. I(3)S represents and warrants that the software utilized hereunder (collectively, the "Products") are free and clear of all liens and encumbrances, and that it has full power, license and authority to utilize the rights granted to it with respect to such Products without the consent of any other person or that such consent has been obtained, and that to the knowledge of I(3)S the Products utilized hereunder will not infringe or violate any copyright, trade secret, trademark, patent or other intellectual property rights of any third party. I(3)S hereby agrees to indemnify, defend and hold Forest City harmless in accordance with Section 10.l in connection with such representation and warranty.

         9.2 SUBSCRIBER END USER AGREEMENT. Forest City shall not be responsible or liable in any manner under any circumstances for any subscriber noncompliance with any applicable end user license agreement. I(3)S agrees that, notwithstanding Forest City's marketing or other promotional support, ownership of the Forest City Equipment or potential ownership of the I(3)S Equipment, or any other provision of this Agreement, I(3)S is the sole party responsible for or liable in connection with the provision of the Service to resident-subscribers. Forest City shall not be responsible for any claims whatsoever arising out of or in any way connected with the Service, the I(3)S Equipment, the Forest City Equipment, data or information transmitted to subscribers via the Internet, or the failure of any subscriber to receive or transmit data or information via the Internet and I(3)S hereby agrees to indemnify, defend and hold Forest City harmless in accordance with Section 10.1 in connection with such claims.


                                   ARTICLE 10
                                 INDEMNIFICATION


         10.1 INTELLECTUAL PROPERTY RIGHTS INDEMNIFICATION. I(3)S shall defend, indemnify and hold harmless Forest City, its parent, subsidiaries, affiliates, directors, officers, shareholders, employees and agents and its successors and assigns, from and against any and all claims, demands, actions, liabilities, losses, damages and expenses, including, without limitation, settlement costs and reasonable attorneys' fees through appeal, arising out of or relating to any actual or alleged infringement of any third party's trade secrets, trademark, service mark, copyright, patent or other intellectual property rights (the "Intellectual Property Rights") in connection with the use of said Intellectual Property Rights hereunder. I(3)S's obligation pursuant to the immediately preceding sentence is subject to the following conditions: (i) Forest City shall give I(3)S prompt written notice of all actions, claims or threats against Forest City of infringement or violation of Intellectual Property Rights, (ii) Forest City shall permit I(3)S to and I(3)S will assume complete control of such claims at its sole expense; and (iii) if reasonable out-of-pocket expenses and attorneys' fees through appeal are paid by I(3)S. Forest City shall cooperate fully with I(3)S in defending against such claims, including making known or available to I(3)S, upon reimbursement of all costs associated with provision or reproduction of, all records and document pertaining to such claims.


         10.2. INDEMNIFICATION OF FOREST CITY. In addition to Section 10.1 and other indemnity provisions set forth in other Sections of this Agreement, I(3)S shall indemnify, defend and hold Forest City, its parent, subsidiaries, affiliates, directors, officers, shareholders, employees and agents and its successors and assigns, from and against any and all claims, demands, actions, liabilities, losses, damages and expenses, including, without limitation, settlement costs and reasonable attorneys' fees through appeal, arising out of or relating to (i) the installation, maintenance, repair, operation, malfunction or removal of the I(3)S Equipment; (ii) the maintenance, repair, operation or malfunction of the Forest City Equipment unless Forest City does not pay for such maintenance, repair or replacement pursuant to section 6.2; (iii) the provision of the Service, including Service interruptions; (iv) I(3)S's failure to comply with all applicable federal, state and local laws or to obtain all licenses, permits or other authorizations necessary to provide the Service and operate the I(3)S Equipment and the Forest City Equipment; (v) I(3)S's breach of any material provision of this Agreement or any representation or warranty; and
(vi) any loss of or damage to real or tangible personal property, including the Property, the

Licensed Premises and the Forest City Equipment, or injury to or death of any person (including injury to or death of their employees) caused by I(3)S's negligence, willful misconduct or violation of law, or by its agents, employees, subcontractors or assignees. I(3)S's obligation hereunder is subject to the following conditions: (i) Forest City shall give I(3)S prompt written notice of all actions, claims or threats against Forest City; (ii) Forest City shall permit I(3)S to and I(3)S will assume complete control of such claims at its sole expense; and (iii) if reasonable out-of-pocket expenses and attorneys' fees through appeal are paid by I(3)S, Forest City shall cooperate fully with I(3)S in defending against such claims, including making known or available to I(3)S, upon reimbursement of all costs associated with provision or reproduction of, all records and document pertaining to such claims.

         10.3 INDEMNIFICATION OF I(3)S. Forest City shall indemnify, defend and hold I(3)S harmless against all liability, loss, damage, and expense resulting from a breach of Forest City's representations, warranties or a material provision of the Agreement, or injury to or death of any person (including injury to or death of their employees) or loss of or damage to real or tangible personal property, including the I(3)S Equipment or the Forest City Equipment, caused by Forest City's gross negligence, willful misconduct or violation of law or by its agents, employees, subcontractors or assignees. Forest City's obligation hereunder is subject to the following conditions: (i) I(3)S shall give Forest City prompt written notice of all actions, claims or threats against I(3)S (ii) I(3)S shall permit Forest City to assume complete control of such claims at its sole expense; and (iii) if reasonable out-of-pocket expenses and attorneys' fees through appeal are paid by Forest City, I(3)S shall cooperate fully with Forest City in defending against such claims, including making known or available to Forest City, upon reimbursement of all costs associated with provision or reproduction of, all records and document pertaining to such claims.

         10.4 LIMITED LIABILITY. NEITHER PARTY SHALL BE LIABLE OR OBLIGATED UNDER ANY SECTION OF THIS AGREEMENT OR UNDER CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL, OR EQUITABLE THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

                                   ARTICLE 11
                       PROTECTION OF PROPRIETARY RIGHTS

         11.1 CONFIDENTIAL INFORMATION. Information to be held in confidence shall be clearly marked "Proprietary" or "Confidential." Information which is conveyed orally shall be deemed confidential only if prior to disclosure it is indicated as being confidential and written confirmation identifying the confidential or proprietary information is provided to the receiving party within ten (10) business days after it was discussed orally.

         11.2 RESTRICTIONS. Each party shall use its reasonable best efforts to maintain the confidentiality of such Confidential Information and not show or otherwise disclose such Confidential Information to any third parties, including, but not limited to, independent contractors and consultants, without the prior written consent of the disclosing party. Each party shall use the Confidential Information solely for the purpose of performing its obligations under this Agreement.

         11.3 AUTHORIZED DISCLOSURES. Notwithstanding the obligations described in Section 11.2 above, neither party shall have any obligation to maintain the confidentiality of any Confidential Information which: (i) is or becomes publicly available by other than unauthorized disclosure by the receiving party;
(ii) is independently developed by the receiving party; or (iii) is received from a third party who has lawfully obtained such Confidential Information without a confidentiality restriction. If required by any court of competent jurisdiction or other governmental authority, the receiving party may disclose to such authority, data, information or material involving or pertaining to Confidential Information to the extent required by such order, provided that the receiving party shall first have used its best efforts to obtain a protective order reasonably satisfactory to the disclosing party sufficient to maintain the confidentiality of such data, information or materials.

         11.4 LIMITED ACCESS. Each party shall limit the use and access of Confidential Information to such party's bona-fide employees, attorneys, financial advisors or agents who have a need to know such information for purposes of conducting the receiving party's business. Each party shall notify all employees and agents who have access to Confidential Information or to whom disclosure is made that the Confidential Information is the confidential, proprietary property of the disclosing party and shall instruct such employees and agents to maintain the Confidential Information in confidence.

         11.5 CONTINUING OBLIGATIONS. Each party's obligations under this
Article 11 shall survive the termination of this Agreement for two (2) years thereafter.

         11.6 CONFIDENTIALITY OF TERMS. Unless approved in advance by the non-disclosing party, except for the existence of this Agreement, the terms and provisions of this Agreement shall remain strictly confidential and shall not be disclosed to any third party other than a party's attorneys, accountants, other professional advisers, potential purchasers of the Property, and unless otherwise required by law.

                                   ARTICLE 12
                              DEFAULT; TERMINATION

         12.1 DEFAULT. Upon the occurrence of any of the following events, a party shall be deemed to be in default under this Agreement:

         (a) Material breach of any warranty or representation by the defaulting party;

         (b) Material failure to perform the defaulting party's obligations hereunder and a failure to cure substantially such breach if monetary within fifteen (15) days and if monetary within thirty (30) days of written notice describing the breach, including with respect to I(3)S its failure to (i) maintain the service standards set forth in Sections 7.1 and 7.2 and Exhibits D and E hereof, and (ii) make the payments to Forest City set forth in Section
8.1 hereof.

         (c) The defaulting party's ceasing to conduct business in the normal course, insolvency, the making of a general assignment for the benefit of its creditors, suffering or permitting the appointment of a receiver or similar officer for its business or assets or availing itself of, or becoming subject to, any proceeding under the United States Federal Bankruptcy Laws or any federal or state statute relating to solvency or the protection of the rights of creditors; or

         (d) Making of any warranty, representation, statement or response in connection with this Agreement which was untrue and known to be untrue in any material respect on the date it was made by the defaulting party.

          12.2 REMEDIES. In the event the defaulting party fails to cure any default set forth hereunder within the applicable time period, except for defaults pursuant to Section 12.1(c) which shall have a cure period of ninety
(90) days, after written notice of such default by the non-defaulting party specifying the acts or omissions constituting the default with reference to the sections of this Agreement which have allegedly been breached, the non-defaulting party may terminate this Agreement without further obligation on the part of the non-defaulting party, and pursue any claims at law or in equity against the defaulting party.

         12.3 FAILURE TO EXERCISE REMEDY. The remedies set forth above are cumulative, but the non-defaulting party is under no obligation to exercise any such remedy. The exercise of, or failure to exercise, any such remedies shall not prevent any future exercise of the same or any other remedies or release the defaulting party from its obligations under this Agreement.

         12.4 EFFECT OF TERMINATION. Termination of this Agreement shall not impair either party's then accrued rights, obligations, liabilities or remedies hereunder.

         12.5 SMOOTH TRANSITION. Upon the expiration or earlier termination of this Agreement, I(3)S agrees fully to assist Forest City in accomplishing a smooth transition to any new provider of Internet access service, including but not limited to providing a continuation of the Service with Forest City's consent past the expiration or earlier termination of this Agreement on a month-to-month terminable at will basis for a time period not to exceed three
(3) months. Any holding over by I(3)S without the consent of Forest City shall be construed to be a tenancy from month-to-month and 1(3)S agrees it shall pay two (2) times the Section 8.1 Revenue allocation obligations due thereunder and continue to comply and remain in accordance with all of the other terms, provisions, covenants and conditions contained in this Agreement, and Forest City shall continue to possess all the remedies it may have at law or in equity.

                                   ARTICLE 13
                           NOTICE; PUBLIC DISCLOSURES

         13.1 NOTICE. All notices pursuant to this Agreement shall be in writing and may be personally delivered or sent by overnight courier or by Certified or Registered mail. All notices personally delivered shall be deemed delivered at the time of such delivery. All notices sent by Certified or Registered mail shall be deemed delivered five (5) days after deposited in the US mail. All notices sent by overnight courier shall be deemed made one (1) business day after delivery to such courier service. Any party may designate a change of address upon ten (10) days written notice.

                                    If to I(3)S, to:
                                    I(3)S, Inc.
                                    1440 Corporate Drive
                                    Irving, Texas 75038
                                    Attn: Mr. Jim Price, CEO


                                    with a copy to:
                                    I(3)S, Inc.
                                    1440 Corporate Drive
                                    Irving, Texas 75038
                                    Attn: Mr. Matt Hutchins, President




                                    If to Forest City, to:
                                    Forest City Residential Management, Inc.
                                    1200 Terminal Tower
                                    Cleveland, Ohio 44133-2203
                                    Attn:

         13.2 PUBLIC DISCLOSURES. All media releases, public announcements, and public disclosures by either party or its employees, agents or representatives relating to this Agreement or the subject matter hereof, excluding any announcement beyond the control of the disclosing party, will be approved by the non-disclosing party in writing prior to release.


                                   ARTICLE 14
                                  MISCELLANEOUS

         14.1 ENTIRE AGREEMENT. This Agreement, together with the Exhibits attached hereto or referred to herein, constitutes the entire Agreement and understanding among the parties hereto with respect to the provision of the Service at the Property and is the final expression of their Agreement on that subject and no evidence of oral or other written promises shall be binding. All other prior agreements or understandings related to the subject hereof among the parties, whether written or oral, shall be null and void and of no further force and effect upon the execution of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         14.2 INCORPORATION BY REFERENCE. The Exhibits referred to herein or attached hereto are hereby incorporated in and to this Agreement and made a part hereof by this reference.

         14.3 AMENDMENT; MODIFICATION. This Agreement may not be supplemented, amended, modified or otherwise altered except by written instrument executed by all the parties hereto and no course of dealing or trade usage among or between the parties shall be effective to supplement, amend, modify or alter this Agreement.

         14.4 WAIVER. The failure to enforce or to require the performance at any time of any of the provisions of this Agreement herein shall in no way be construed to be a waiver of such provisions, and shall not affect either the validity of this Agreement, any part hereof or the right of any party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

         14.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED, WITHOUT REGARD TO ITS CONFLICTS OR CHOICE OF LAWS.

         14.6 CONTINUITY OF CONTRACT. If any severable provision of this Agreement is deemed invalid or unenforceable by any judgment of a court of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and this Agreement shall be carried out as nearly as possible according to its original terms and intent, unless to do so would substantially impair the underlying purposes of this Agreement. Notwithstanding the foregoing, should the revenue allocation set forth in Section 8.1 be deemed invalid or unenforceable for any reason by any applicable governing authority, Forest City may, at its sole election, terminate this Agreement and exercise its option in
Section 6.4 to acquire the I(3)S Equipment at that time if not already acquired.

         14.7 CAPTIONS. The captions appearing in this Agreement are included solely for convenience of reference and shall not be construed or interpreted to affect the meaning or interpretation of this Agreement.

         14.8 FORCE MAJEURE. Neither party shall be responsible for any failure to comply with or for any delay in performance of the terms of this Agreement, including, but not limited to, delays in delivery, where such failure or delay is directly or indirectly caused by or results from events of force majeure beyond the control of either party. These events shall include, but not be limited to, fire, flood, earthquake, accident, civil disturbance, war, acts of God, or acts or government.

         14.9 HIRING PROHIBITED. During the term of this Agreement and for a period of one (1) year thereafter, neither party shall solicit for hire or hire any employee of the other party who has performed services under this Agreement. This prohibition may be enforced by either party in equity and irreparable injury shall be deemed automatically established in any such proceeding.

         14.10 PERFORMANCE REVIEW. In the event of any dispute or controversy between the parties of any kind or nature, except in circumstances where equitable relief is deemed necessary by either party in its sole discretion, upon the written request of either party, each of the parties will appoint a designated officer whose task it will be to meet for the purpose of resolving such dispute or controversy or to negotiate for an adjustment to any provision of this Agreement needed to resolve such dispute or controversy. Such officers will discuss the dispute or controversy and negotiate in good faith in an effort to resolve the dispute or controversy or renegotiate the applicable section or provision of this Agreement without the necessity of any formal proceeding relating thereto. No formal proceedings for the judicial or arbitrational resolution of such dispute or controversy may he commenced until either or both of the designated officers conclude in good faith that an amicable resolution through continued negotiation of the matter at issue is not likely to occur.

         14.11 RELATIONSHIP OF THE PARTIES. Notwithstanding anything to the contrary in this Agreement, under no circumstances will either party be deemed to be in any relationship with the other party carrying with it fiduciary or trust responsibilities. The parties do not intend for this Agreement or the relationship established thereby to be considered the formation of a joint venture or partnership between the parties for any purpose. I(3)S has the sole right to supervise, manage, contract, direct, procure, perform or cause to be performed the day-to-day work to be performed by I(3)S under this Agreement unless otherwise expressly provided herein or agreed to by the parties in writing. I(3)S shall be responsible for insuring that any independent contractors or subcontractors fully comply with all of the applicable terms of this Agreement to the same extent that I(3)S must fully comply if it were performing the acts performed by such contractors or subcontractors and I(3)S shall be liable to Forest City if such contractors or subcontractors fail fully to comply. I(3)S shall insure that no contractors or subcontractors file a mechanic's or similar lien against the Property, the Licensed Premises and the Forest City Equipment and I(3)S shall promptly remove all such liens that may be filed against same. I(3)S shall insure that such contractors and subcontractors carry insurance similar to that required of I(3)S under this Agreement prior to the performance of any work at the Property. I(3)S shall indemnify Forest City for actions or omissions of such contractors and subcontractors to the same extent that I(3)S would indemnify Forest City if I(3)S engaged in the same actions or made the same omissions.

         14.12 COUNTERPARTS. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         14.13 MEMORANDUM OF AGREEMENT. I(3)S may record a memorandum of this Agreement in the form set forth in Exhibit C-1 attached hereto, provided however that this Agreement is subordinate to any and all leases, mortgages, deeds or trusts that encumber the Property now or at any time and provided further that I(3)S shall provide such certificates or other statements as Forest City may request in writing to acknowledge the subordination of this Agreement. Simultaneous with the execution of this Agreement, I(3)S agrees to execute and deliver to Forest City a Memorandum of Termination of Agreement in the form set forth in Exhibit C-2 attached hereto which Owner shall have the right to record in the local property records in which the Memorandum of Agreement was recorded upon the expiration or earlier termination of this Agreement. I(3)S shall be deemed in default of this Agreement if I(3)S records the Memorandum of Agreement without first executing and delivering the Memorandum of Termination of Agreement.

         14.14 SUBORDINATION. This Agreement is subject and subordinate to all leases, mortgages, and/or deeds of trust which may now or hereafter affect the Property, and to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self operative and no further instrument or subordination shall be required by any mortgage, trustee, lessor or lessee. In confirmation of such subordination, I(3)S shall execute promptly any certificate that Forest City may request. Notwithstanding the foregoing, the party secured by any deed of trust shall have the right to recognize this Agreement. In the event of any foreclosure sale under such deed of trust, this Agreement shall continue in full force and effect at the option of the party secured by such deed of trust or the purchaser under any such foreclosure sale. I(3)S covenants that it will, at the written request of the party secured by any such deed of trust, execute, acknowledge and deliver any instrument that has for its purpose and effect the subordination to said deed of trust of the lien of this Agreement.

         14.15 ASSIGNMENT. This Agreement shall benefit and be binding on the respective permitted assigns, transferees and successors of the parties. Upon thirty (30) days prior written notice to Forest City, I(3)S may assign its rights and delegate its duties under this Agreement to any affiliate or to any party controlled by, controlling or under common control with I(3)S or to a party acquiring all or substantially all of I(3)S's assets; provided however, that the assignee party must unconditionally assume in writing, and agree to be bound by, the right, duties and obligations of I(3)S under this Agreement. Any other assignment of this Agreement by I(3)S requires the prior written approval of Forest City which consent will not be unreasonably withheld, conditioned or delayed provided the assignee party must be financially qualified, be an experienced high speed Internet access provider, and unconditionally assume in writing, and agree to be bound by, the right, duties and obligations of I(3)S under this Agreement. Forest City will notify any new owners of the Property about this Agreement and has the right but not the obligation to assign this Agreement to such new owners. Should such new owners refuse an assignment of this Agreement, Forest City shall notify I3S that it will be terminating this Agreement ("Termination Notice"). This Agreement shall terminate upon payment by Forest City of a lump sum termination fee ("Termination Fee") determined according to the following formula:

The Net Present Value (NPV) using a Discount Rate of Eight Percent (8%) of

(1) The monthly average Commissionable Revenues for the three months prior to the Termination Notice, net of Revenue Share Fees Due to Forest City

 X  The number of months remaining in the Term

 =  TERMINATION FEE

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


I(3)S, INC.                        FOREST CITY RESIDENTIAL MANAGEMENT, INC.
                                   Agent for Wisconsin Park Associates
                                        Limited Partnership

By: /s/ MATTHEW HUTCHINS           By: ANGELO N. PIMPAS
    -------------------------          -------------------------
Matthew Hutchins                       Angelo N. Pimpas
President                              Co-President

Date: November 4, 1999             Date: December 13, 1999
      -----------------------            -----------------------

                              LIST OF EXHIBITS

EXHIBIT A      Licensed Premises

EXHIBIT B:     Equipment List

EXHIBIT C-1:   Memorandum of Agreement

EXHIBIT C-2:   Memorandum of Termination of Agreement

EXHIBIT D:     Description of High Speed Data Services Provided by I(3)S

EXHIBIT E:     Service Level Standards

                         EXHIBIT A - LICENSED PREMISES

         All that land located in the 4th Election District, Montgomery County, Maryland, described as follows:


         Condominium Units LU-2 and LU-3, in THE WISCONSIN LAND
CONDOMINIUM, Montgomery County, Maryland, and the Common Elements apurtenant thereto, pursuant to the Declaration for the Wisconsin Land Condominium, dated Nov. 4, 1991, recorded in Liber 10012 at folio 631, as supplemented by Supplementary Declaration, dated June 23, 1997, recorded June 24, 1997 at 4:12 p.m.; and the condominium plats recorded in Condominium Plat Book 57 at Plat No. 5839, et seq,; as supplemented by condominium plats recorded in Condominium
Plat Book 73 at Plat Nos. 7326 through 7331.

                           EXHIBIT B - EQUIPMENT LIST

-------------------------------------------------------------------------------

     3       AL2012H17          Nortel Bay Stack 350 Ether Switches - 24 port

    34       AL2012E16          Nortel Bay Stack 410 Ether Switches - 24 port

    30       AL2033004      BayStack 400-4TX 4-port 10BASE-T/100BASE-TX MDA

     6       AL2033010                  BS410-Cascade module

     3       AL2033002                  2 port 100base-FX MDA

     1                                       Xedia AP Router

                      EXHIBIT C-1 - MEMORANDUM OF AGREEMENT

RECORDING REQUESTED BY AND
WHEN RECORDED RETURN TO:

Matthew Hutchins
President
I(3)S, Inc.
1440 Corporate Drive
Irving, Texas 75038

                             MEMORANDUM OF AGREEMENT

     A license has been granted by Wisconsin Park Associates Limited Partnership, ("Grantor") the owner of record of the Premises to I(3)S ("Grantee") under a certain High Speed Data Services Right of Entry Agreement dated _________________ by and between Grantor and Grantee (the "Agreement"). The license permits Grantee, among other things, to provide high-speed data Service, as described in the Agreement, and to engage in any other act or activity contemplated by the Agreement at the Property described herein. The Agreement terminates on the earlier of three (3) years after the above date (with renewals of one year terms in the absence of written termination) or (ii) any termination of the Agreement due to breach by any party. As used in the Agreement, the term "Property" means that real property consisting of approximately 546 units located in the city of North Bethesda, County of Montgomery, State of Maryland, at the address commonly known as 5801 Nicholson Lane and more particularly described on Exhibit A attached hereto and made a part hereof.

In the event of any conflict between the terms and conditions of this Memorandum and the terms and conditions of the Agreement, the Agreement shall control. The parties agree that the sole purpose of this Memorandum is to provide notice of the Agreement.

The undersigned personally warrants and represents that he/she has the authority to execute this Memorandum on behalf of the Grantor and the information stated in this Memorandum is true and accurate to the best of Grantor's knowledge.

     Executed this 13th day of Dec, 1999

               GRANTOR: Wisconsin Park Associates Limited Partnership
                        A Maryland Limited Partnership

                        BY: Forest City Residential Management, Inc.
                            Agent For Grantor

                              By:    /s/ ANGELO PIMPAS
                                   ----------------------------------
                                     Angelo Pimpas

                              Its:   Co-President

STATE OF OHIO
        -------------------
COUNTY OF CUYAHAGA
         ------------------


                 On Dec 13, 1999, before me, Hilda Koenig personally appeared Angelo Pimpas, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies) and that by his/her/their signature(s) on the instrument and the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

      WITNESS my hand and official seal.

                Signature: /s/ HILDA KOENIG
                           --------------------------------(seal)
                                 Hilda Koenig
                    Notary Public, State of Ohio, Cuy. Cty.
                      My Commission Expires June 20, 2004


                GRANTEE:   I(3)S, Inc.
                           A Texas corporation

                           BY:
                              -------------------------------

                         NAME:
                              -------------------------------

                        TITLE:
                              -------------------------------

STATE OF
         ------------------

COUNTY OF
         ------------------


On                 , 199, before me,                             , personally
appeared                            , personally known to me (or proved to me
on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies) and that by his/her/their signature(s) on the instrument and the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

      WITNESS my hand and official seal.


               Signature:
                          ---------------------------------- (seal)

                         EXHIBIT A - LICENSED PREMISES

     All that land located in the 4th Election District Montgomery County, Maryland, described as follows:



Condominium Units LU-2 and LU-3, in THE WISCONSIN LAND CONDOMINIUM, Montgomery County, Maryland, and the Common Elements apurtenant thereto, pursuant to the Declaration for the Wisconsin Land Condominium, dated Nov 4, 1991, recorded in Liber 10012 at folio 631, as supplemented by Supplementary Declaration, dated June 23, 1997, recorded June 24, 1997 at 4:12 p.m.; and the condominium plats recorded in Condominium Plat Book 57 at Plat No. 5839, et seq,: as supplemented by condominium plats recorded in Condominium Plat Book 73 at Plat Nos. 7326 through 7331.

              EXHIBIT C-2 - MEMORANDUM OF TERMINATION OF AGREEMENT



This Memorandum of Termination of Agreement is executed this   day of      ,
20 , by and between Forest City Residential Management, Inc. ("Forest City") as Agent for Wisconsin Park Associates Limited Partnership and I(3)S, Inc. ("I(3)S").

Forest City and I(3)S entered into that certain Memorandum of Agreement recorded
on         ,   ,1999 as document number          in the Official Records of
Montgomery County, Maryland with respect to that High Speed Data Services Right-of-Entry Agreement (the "Agreement") entered into between Forest City and I(3)S for the property commonly known as The Grand and located at 5801 Nicholson Lane in the City of North Bethesda, County of Montgomery and State of Maryland (the "Property").

This Memorandum of Termination of Agreement is being recorded pursuant to
Section 14.13 of the Agreement. This document provides record notice that the Agreement between Forest City and I(3)S has expired or has otherwise terminated and is no longer in effect at the Property. The intended effect of recording this document in the Official Records of Montgomery County, Maryland shall be to remove the previously recorded Memorandum of Agreement as an encumbrance to title.

This Memorandum of Termination of Agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and is intended to be binding when all parties have delivered their signatures to the other parties.

Wherefore the parties have executed this Memorandum of Termination of Agreement as of the date first above written.

               GRANTOR: Wisconsin Park Associates Limited Partnership A Maryland Limited Partnership

                         BY: Forest City Residential Management, Inc. Agent For Grantor

                                 By:
                                     ---------------------------------
                                     Angelo Pimpas

                                Its: Vice President

STATE OF
          -------------------------

COUNTY OF
          -------------------------


     On         , 20  , before me,                     , personally appeared
                       , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies) and that by his/her/their signature(s) on the instrument and the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

     WITNESS my hand and official seal.


               Signature:
                         ----------------------------- (seal)



               GRANTEE:  I(3)S, Inc.
                         A Texas corporation

                     BY:
                              --------------------------------

                     NAME:
                              --------------------------------

                     TITLE:
                              --------------------------------


STATE OF
           --------------

COUNTY OF
           --------------


        On         , 20  , before me,                            , personally
appeared                           , personally known to me (or proved to me on
the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies) and that by his/her/their signature(s) on the instrument and the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

        WITNESS my hand and official seal.


               Signature:
                         -------------------------- (seal)

                                    EXHIBIT D
             DESCRIPTION OF HIGH SPEED DATA SERVICES PROVIDED BY I(3)S

The I(3)S High Speed Data Services ("HSDS") is a data network service that provide transport and peering functions of Internet Protocol (IP) data traffic, including, without limitation:

o Broadband access networks on MDU properties composed of one or more broadband access technologies including but not limited to coaxial or hybrid fiber coaxial (HFC) cable television distribution systems, twisted-pair copper-wire-based telephone distribution systems, twisted-pair copper-wire-based local area network distribution systems and Fiber-optic-based local area network distribution systems;

o Local loop networks that connects the broadband access networks on each MDU property to the I(3)S regional points-of-presence (POPs) in each metropolitan area served by I(3)S;

o Regional point-of-presence networks that connects the POPs to the I(3)S.net national IP backbone;

o A national IP backbone consisting of broadband communication facilities for the transport of data among I(3)S POPs and public and private Exchange Points where data and Internet routing information will be exchanged with other networks peered with I(3)S.net as part of the global Internet;

o    A national Network Operations Center (NOC).

o    Certain computer services that include:

     o    Membership system for user authentication and authorities;
     o    Personalization services for customizing content to user preferences;
     o    Internet mail (SMTP and POP3);
     o Internet newsgroups (NNTP) composed of approximately 25,000 or more newsgroups;
     o    Internet World Wide Web (HTTP) services;
     o    Internet chat (IRC and MIRC);
     o    Conferencing and collaboration bridges;
     o Streaming multimedia services such as Microsoft's NetShow and Progressive Network's RealMedia;
     o    A branded suite or client software that include:

          o    Web browse;
          o    Mail reader;
          o    News reader;

     o    Chat client;
     o    Conferencing and collaboration client;
     o    Appropriate plug-ins and ActiveX controls.

o    Certain customer service functions that include:

     o    A National Customer Care Center;
     o    A telephone and network-based customer help desk;
     o    A Trouble Reporting facility;
     o    A customer billing system.

o Certain multimedia-rich content that showcases the capabilities of HSDS that includes:

     o    Original content created by I(3)S;

     o Aggregated content created by others but licensed by I(3)S and improved for uses in a HSDS systems;

     o Aggregated content created by others but licensed by I(3)S and used unimproved.

                                  REQUIREMENTS
                      RELATED TO BROADBAND ACCESS NETWORKS
             UTILIZING MULTIPLE BROADBAND ACCESS TECHNOLOGIES (mBAT)


I(3)S's RESPONSIBILITIES:


     Install, maintain and operate data delivery equipment for each property offering HSDS. Installation and maintenance will meet or exceed manufacturer's specifications and the requirements set forth in the Agreement. Through itself or its agents, Forest City will assist I(3)S with pre-installation engineer planning and site survey questionnaires;

     Integrate all data delivery equipment for each property into the I(3)S Element Management System portion of its Network Management Platform using SNMP and/or RMON. I(3)S will monitor all data delivery equipment twenty-four hours per day, seven day per week (24x7);


     Assume the cost of the acquisition of all data communication equipment necessary to provide HSDS and to provide termination and delivery of HSDS between the Subscriber and the I(3)S POP in each Market;

     Without limitation on the foregoing or the attached service level standards, both parties acknowledge that the end to end performance of HSDS is probabilistic and subject to anomalous short lived usage patterns by Subscribers which will affect both the utilization of the local loop circuits and the I(3)S.net national backbone from time to time;

     Configure and operate all data delivery equipment to efficiently integrate with the rest of the I(3)S.net network;

     Subscribers will not be required by I(3)S to install or operate a custom web browser; and

     Subject to all applicable laws and regulations, Subscribers will have voluntary access to all public Internet sites and services.

         LOCAL LOOP CHARACTERISTICS

         FOREST CITY'S RESPONSIBILITIES

               Provide, or cause to be provided, proper space, security and power for Local Loop termination and transmission equipment necessary to provide Internet delivery and other data services on the property.


         I(3)S'S RESPONSIBILITIES:

               Install, maintain and operate local loop termination and transmission equipment necessary for each property offering HSDS. Installation and maintenance will meet or exceed manufacturer's specifications and the requirements set forth in the Agreement. Through itself or its agents, Forest City will assist I(3)S with pre-installation engineering planning and site survey questionnaires;

               Integrate all local loop termination and transmission equipment for each property into the I(3)S Element Management System portion of its Network Management Platform using SNMP and/or RMON. I(3)S will monitor all local loop termination and transmission equipment twenty-four hours per day, seven day per week (24x7);

               Assume the cost of the acquisition of all local loop termination and transmission equipment necessary to provide HSDS and to provide termination and delivery of HSDS between the Property and the I(3)S POP in each Market;

               Order, provision, install and maintain local loop communications links between each property and I(3)S POP in each Market with a bandwidth of not less than 1.544 mb/s (TI). In addition, as the number of Subscribers on each property increases, scale the local loop bandwidth so that each simultaneously active user averages approximately 1 mb/s ninety eight percent (98%) of the time;

               Without limitation on the foregoing or the attached service level standards, both parties acknowledge that the end to end performance of HSDS is probabilistic and subject to anomalous short lived usage patterns by Subscribers which will affect both the utilization of the local loop circuits and the i3s.net national backbone from time to time; and

               Configure and operate all local loop termination and transmission equipment to efficiently integrate with the rest of the i3s.net network.

                                POINT OF PRESENCE
                     FEATURES AND ESTABLISHMENT REQUIREMENTS

         I(3)'S RESPONSIBILITIES:

               Acquire, install and maintain data communication equipment at each POP for the termination and transmission of HSDS from properties to the i3s.net national network backbone:

               I(3)S will determine the location of its main presence in each Market to be consistent with its own operational practices (which currently include co-locating within its carrier's central offices in each Market);

               Acquire, install, maintain and operate Internet peering relationships at public and private Internet Exchange Points (EP) with other Tier 1 Internet backbone networks throughout the United States;

               Acquire, install, maintain and operate computers and software to provide Network Management and provide Internet services for Subscribers. To provide these functions, I(3)S will employ a combination of locally-distributed-to-the-POP servers as well as globally centralized servers consistent with its overall network design and operational practices; and

               Order, provide, install, maintain and operate data transport/ carriage pathways from each POP, EP and/or NOC with a bandwidth not less than 45 mb/s (DS-3) interconnection. In addition, as the number of Subscribers on Market increases, scale the bandwidth so that each simultaneously active user averages approximately 1 mb/s ninety eight percent (98%) of the time.

                           I(3)S INFORMATION OPERATIONS
         CONTENT PRODUCTION; FOREST CITY/BROADBAND NOW!(TM) LAUNCH PAGE

I(3)S operates, and shall operate for the term of this Agreement, an information content operation for creating original content or aggregating content created by others and licensed to I(3)S for inclusion in the I(3)S body of content. This material will consist of but will not be limited to informational, educational, recreational, entertainment and business content. This body of content will be offered to Subscribers of the HSDS product.

Without limitation on paragraph 1 above, I(3)S will create content as creative and/or business opportunities present themselves. The I(3)S content will be updated as I(3)S, using its editorial judgment, sees fit, but in no event less frequently than good industry practice.

Certain portions of this content will be offered to all HSDS Subscribers free of charge (Basic Content). Other portions of the content may be offered to HSDS Subscribers on an optional fee basis for unlimited access to a fixed package of content (Premium Content). Another certain portion of the content may be offered to HSDS Subscribers on an optional fee basis for access to a specific time-limited event (Pay-Per-View Content).

In addition to the fees charged customers for content, I(3)S may solicit and sell advertising and other revenue-producing transaction opportunities that will appear on certain portions of the content.

All fees for premium content, pay-per-view content, advertising and revenue-producing transactions shall be determined solely by I(3)S.

or its content partners, will design, produce and update, as necessary, all content and be responsible for all such costs.

I(3)S shall initially design, produce and update, as necessary, a customized launch page (the "Launch Page") for HSDS Subscribers, which can be used to market and promote the HSDS, and, on I(3)S's standard time and materials rates (or as otherwise agreed by the parties), Forest City's other services. In addition, the Launch Page will include hyperlinks to Forest City's Corporate web sites as directed by Forest City. The Launch Page shall meet the technical, functional and appearance requirements specified by I(3)S. I(3)S shall from time to time update the Launch Page throughout the Term in accordance with the terms of this Agreement. I(3)S may offer HSDS Subscribers Launch Pages that are personalized (by property) and that, in addition to the features described above, may promote the I(3)S content offerings and provide (direct hyperlinks to the I(3)S content.

In no event, at any time during the term of this Agreement, shall I(3)S knowingly permit or use any (i) content in the Forest City/Broadband Now! web site or within its information content operations which contains obscene material, sexually explicit adult programming, or indecent material as defined in Section 47 C. F. R. 76.701(g); (ii) material in the Forest City Broadband Now! web site soliciting or promoting unlawful conduct; or (iii) programming in the Forest

City/Broadband Now! web site that may or could have been subject to the Telecommunications Act of 1996, Section 641, relating to the scrambling of sexually-explicit adult video service programming.

                          CUSTOMER CARE CENTER FEATURES

I(3)S'S RESPONSIBILITIES

     Provide a toll free number for:


          Inquiries about the HSDS supplied by I(3)S
          Ordering and scheduling installation of HSDS products
          Billing inquiries
          Initial technical support inquires
          Technical support for all HSDS issues
          Technical support for Subscriber CPE issues related to HSDS

     Answer toll free line consistent with the Forest City/I(3)S service co-brand.

     Operate 24x7 customer care call center operation.

     Maintain sufficient customer service staff and call center capacity to connect to Subscribers within 1 minutes of call entering processing operation.

     Develop and publish escalation procedure for Customer Service Representatives related to network issues.

     Resolve billing issues within 24 hours 95% of time, on a monthly basis.

     Resolve property network issues within 24 hours 95% of time, on a monthly basis.

     Resolve technical issues within 24 hours if a phone call is required 95% of time, on a monthly basis.

     Resolve technical issues within 48 hours if a truck roll is required 95% of time, on a monthly basis.

     Develop and publish escalation procedures for Forest City to contact regarding technical issues related to the network.

                 SUBSCRIBERS' HARDWARE AND SOFTWARE INSTALLATION
                  SPECIFICATIONS AND INSTALLATION REQUIREMENTS

     I(3)S SHALL:

          Verify that potential Subscribers' personal computers meet the I(3)S-established minimum requirements for the supplied software and the HSDS service;

          Make an appointment with each new Subscriber to meet the installation personnel for the installation of the HSDS in the Subscriber's unit,

          Collect the Subscriber information required to install, provision and complete the set up of Subscribers' HSDS service. I(3)S will develop an appropriate paper-form-based system or automated system to facilitate this process;

          Provide, or cause to he provided, coaxial connection to the Subscriber's specified location;


          Verify, or cause to be verified, that the coaxial connection completed to the Subscriber's specified location exceeds the minimum operational requirements for the I(3)S-supplied customer premises equipment ("CPE") and the I(3)S HSDS service;


          Verify, or cause to be verified, and if necessary, promptly (but not more than a reasonable time frame set by Forest City) perform repairs such that all access network services function properly (and to not less than the standards pre/existing I(3)S HSDS operations) after I(3)S completes installation and throughout the provision of HSDS;

          Maintain a sufficient inventory of CPE for each Market and develop procedures to restock CPE as used in Subscriber installations;

          Issue and install the required CPE for the service requested by the Subscriber;

          Meet the Subscriber at the Subscribers location at the scheduled time within the tolerances and limits as defined in the I(3)S Service Level Agreement;

          Install the required customer premises equipment and have the Service operational in the Subscriber's unit within two business days of a Subscriber's request;

          Install any required network interface cards (NICs), TCP/IP protocols and Internet software suite in the Subscriber's personal computer;

          Offer the Subscriber a brief introduction to the HSDS to be performed at the time of installation. This introduction will include how to launch the service, how to find the training material on the i3s.net Web site, how to find the Subscriber Support Section on the i3s.net Web site and how to call for technical assistance or support;

          Obtain signatures required to verify that each Subscriber installation was executed properly and to the satisfaction of the Subscriber; and

          Provide Forest City with a copy of the installation transaction documentation verifying that the completed installation is ready for billing. This documentation will include the CPE delivery receipt, the ISP contract and the completed work order.

                 HSDS INITIAL SUBSCRIBER RATES, SERVICE LEVELS
                     AND INSTALLATION AND EQUIPMENT CHARGES




The following table outlines the various levels of service available to Personal Service subscribers:

                                                                 UPSTREAM
                           PRICE PER      DOWNSTREAM           TRANSMISSION
 PERSONAL SERVICE LEVEL     MONTH      TRANSMISSION SPEED         SPEED
--------------------------------------------------------------------------------
BBN (TM) Lite             $ 29.95          64 Kbps              64 Kbps

BBN (TM) Standard         $ 49.95         1.0 Mbp              1.0 Mbps

BBN (TM) Max              $ 79.95         1.5 Mbps             1.5 Mbps
--------------------------------------------------------------------------------


The following table outlines the various levels of service available to Home Office Service Subscribers:



                                             MINIMUM          MINIMUM
                                           DOWNSTREAM        UPSTREAM
                              PRICE PER   TRANSMISSION      TRANSMISSION
 HOME OFFICE SERVICE LEVEL     MONTH         SPEED            SPEED
--------------------------------------------------------------------------------
Home Office-Level 1           $ 125        1.5 Mbps            64 Kbps

Home Office-Level 2           $ 199        1.5 Mbps           128 Kbps

Home Office-Level 3           $ 299        1.5 Mbps           512 Kbps

Home Office-Level 4           $ 499        1.5 Mbps           1.0 Mbps

Home Office-Level 5           $ 699        1.5 Mbps           1.5 Mbps

--------------------------------------------------------------------------------


        Vanity DNS hosting                      $100.00 per month


        Installation fee                        $49.95 non-recurring

        Network interface card (NIC)            market price (not to exceed $60)


        CPE (cable modem, xDSL modem or other
        broadband access device) purchase       market price

        Monthly rental of CPE                   market price*

      * The decision to purchase or rent the CPE necessary for the provision of HSDS shall be at the sole discretion of each resident subscribing to HSDS.

                                    EXHIBIT E
                             SERVICE LEVEL STANDARDS

         INTRODUCTION

         This Exhibit entitled "Service Level Standards" ("SLS") sets out operation specifications and requirements for HSDS provided by I(3)S for the residents or customers of applicable Forest City Residential Management, Inc. The SLS shall encompass data services originating and terminating within the I(3)S internetwork ("i3s.net").

         The HSDS provided by I(3)S shall meet the operations specification and requirements stated herein, which are generally stated in terms of events or outcomes, rather than terms of specific hardware, software or procedural requirements. For the purposes of the SLS, i3s.net shall relate to that portion of the global Internet operated by I(3)S, originating within end users' customer premises and terminating within I(3)S computers or transported and peered at a public or private Internet Exchange Point.

         For the purposes of the SLS, a "Trouble" or "Trouble Report" shall relate to i3s.net or I(3)S provided services (or resold services) and the Equipment and I(3)S maintained facilities, but shall exclude customer error, defects in Customer Premises Equipment ("CPE"), defects in customers, computers, defects in property cable or wiring plants, defects in fiber optic distribution systems, defects in cable television distribution systems and network problems experienced by destination networks at or beyond Internet Exchange Points.

         The terms and conditions of this SLS do not limit I(3)S's obligations set forth elsewhere in the Agreement, but if there is a conflict with respect to service obligations between this SLS and the Agreement, this SLS shall control.

         PERFORMANCE REQUIREMENTS

         PERCENT CUSTOMER SERVICE ORDER BEGINNING COMMITMENT DATES TIMELY MET

                 This parameter is generally indicative of the timely beginning of work on orders from customers for new service or orders to make changes in their existing service.

                 The timely beginning parameter is calculated by dividing the total Customer Service Orders begun on or before the date and clock hour promised to the customer that the service order would be stated by the total number of service orders initiated in each calendar month and multiplying by 100.

                 I(3)S shall exhibit greater than 90% Customer Service Order Beginning Commitment Dates Timely Met per month.


         PERCENT CUSTOMER SERVICE ORDER COMPLETION COMMITMENT DATES TIMELY MET

                 This parameter is generally indicative of the timely completion of work on orders from customers for new service or orders to make changes in their existing service and the timely completion of those service orders.

                 The timely completion parameter is calculated by dividing the total Customer Service Orders completed on or before the date and clock hour promised to the customer that the service order would be completed by the total number of service orders initiated in each calendar month and multiplying by 100.

                  I(3)S shall exhibit greater than 90% Customer Service Order Completion Commitment Dates Timely Met per month.

         PERCENT OF NETWORK AVAILABILITY

                 This parameter is generally indicative of the availability of the network to transport and peer customer data at an Internet Exchange Point, or, in the event that the customer data is to be fulfilled by computers within i3s.net, generally indicative of the availability of to transport data to the I(3)S servers and the availability of the servers.

                 This parameter is calculated by dividing the number of seconds that the network is available for each customer by the total number of customer-seconds in each calendar month and multiplying by 100.

                 Specifically excluded from the Network Availability calculation shall be regularly scheduled maintenance windows or ad hoc maintenance windows scheduled and announced 24 hours in advance in the i3s.net Customer Support Web Site.

                 Specifically excluded from the Network Availability calculation shall be periods of time where the access distribution plant (operated by Forest City or its designated third party operator) exceed the operational standards set by I(3)S for each type of broadband access technology.

                 I(3)S shall exhibit greater than 98% Network Availability per month.

         PERCENT CUSTOMER CALLS ANSWERED WITHIN 45 SECONDS BY I(3)S PERSONNEL

               This parameter is based upon the number of customers calls answered within 15 seconds by a human operator or by an ACD queue greeting during the hours of operation of the I(3)S National Customer Care Center and thereafter to be answered by a human customer representative within 30 seconds. At a minimum, the I(3)S National Customer Care Center shall operate from 8:00 a.m. to 5:00 p.m. Central Time, Monday through Friday exclusive of holidays.

               This parameter is calculated by dividing the number of calls answered with 45 seconds by the total number of Customer Care Center calls answered in each calendar month and multiplying by 100.

               I(3)S shall exhibit greater than 90% of Customer Calls Answered within 45 Seconds per month.

         PERCENT OF TROUBLE REPORTS RESOLVED TIMELY

               This parameter is related to the number of Trouble Reports resolved within the following windows:

                   o For Trouble Reports received by I(3)S at the I(3)S National Customer Care Center prior to 2:00 p.m. Central Time, Monday through Friday, excepting holidays, will be cleared by the end of the next business day.

                   o For Trouble Reports received by I(3)S at the I(3)S National Customer Care Center after 2:00 p.m. Central Time, Monday through Friday, excepting holidays, will be cleared by noon of the second business day thereafter.

               This parameter is calculated by dividing the total trouble reports cleared on or before the date and clock hour promised to the customer the total number of Trouble Tickets cleared in each calendar month and multiplying by 100. For purposes of this provision "Trouble Tickets" shall mean ________________________.

               I(3)S shall exhibit greater than 90% Trouble Reports Cleared Timely per month, according to the terms of this section for trouble that can he resolved by I(3)S alone.

         PERCENT CUSTOMER REPAIR VISIT APPOINTMENTS MET


               This parameter is related to the customer commitments made by the I(3)S National Customer Care Center for repairs that require a repair visit to customers' sites or premises.


               This parameter is calculated by dividing the total Customer Repair Visits Appointments met on or before the date and clock hour promised to the customer by the total number of

                 Customer Repair Visit Appointments initiated in each calendar month and multiplying by 100.

                 I(3)S shall exhibit greater than 90% Customer Repair Commitment Met per month.

          PERCENT OF CUSTOMER BILLS PREPARED TIMELY

                 This parameter is related to the generation of Customer Bills for delivery to customers by mail, electronic mail or credit card billing.

                 This parameter is calculated by dividing the number of Customer Bills generated and sent to customers within twenty (20) business days or the end of the billing cycle by the total number Customer Bills generated in each calendar month and multiplying by 100.

                 I(3)S shall exhibit greater than 95% Customer Bills Prepared Timely per month.

         PERCENT OF CUSTOMER BILLS PREPARED ACCURATELY

                 This parameter is related to the accuracy of Customer Bills for delivery to customers by mail, electronic mail or credit card billing.

                 This parameter is calculated by dividing the number of Customer Bills generated that do not require an adjustment due to a billing error caused I(3)S by the total number Customer Bills generated in each calendar month and multiplying by 100.

                 I(3)S shall exhibit greater than 95% Customer Bills Prepared Accurately per month.

         REPORTS

                 I(3)S shall provide to Forest City reports within twenty (20) business days of the end of each calendar month, the reports listed below in this section, each of which may be provided separately or provided on a consolidated basis:

                 A report depicting total subscribers, gross new customers and gross customers terminated separated by product tier and property.

                 New service orders, Trouble Reports opened and closed or cleared as appropriate separated by date and property.

                 Aggregate I(3)S National Customer Care data depicting the distribution of call waiting time in general and the percent calls answered and calls abandoned respectively.

                 Billing summaries describing the date(s) bills were sent to customers, and the billed revenue disaggregating major categories of service.

         HOLIDAYS

                 New Years Day
                 Memorial Day
                 Independence Day
                 Labor Day
                 Thanksgiving
                 Day after Thanksgiving
                 Christmas
                 Any other national or state holiday recognized by I(3)S